EXHIBIT 1.2

GE DEALER FLOORPLAN

MASTER NOTE TRUST ASSET BACKED NOTES

TERMS AGREEMENT

(SERIES 2007-2)

Dated: July 24, 2007

To:	CDF Funding, Inc.

General Electric Capital Corporation

Re:	Underwriting Agreement, dated July 23, 2007 among CDF Funding, Inc., General Electric Capital Corporation and the Representatives referred to therein
1.	Offered Notes.

The notes described below in this Section 1 are the “Offered Notes” for the purpose of this Terms Agreement and for purposes of the above-referenced Underwriting Agreement (the “Underwriting Agreement”). The Underwriting Agreement is incorporated herein and made a part hereof. The Offered Notes are the Series 2007-2 Notes that will be issued by GE Dealer Floorplan Master Note Trust.

Class	Principal Amount	Interest Rate	Final Maturity Date
A	$970,000,000	One month LIBOR plus 0.01% per year	July 20, 2012

B	$20,000,000	One month LIBOR plus 0.40 % per year	July 20, 2012

C	$10,000,000	One month LIBOR plus 0.80 % per year	July 20, 2012

2007-2 Terms Agreement

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Terms Agreement and for the Underwriting Agreement.

Underwriter	Class Purchased	$ Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	A	$326,000,000
	B	$10,000,000
	C	$5,000,000
Banc of America Securities LLC	A	$326,000,000
	B	$10,000,000
	C	$5,000,000
Deutsche Bank Securities Inc.	A	$58,000,000
	B	$0
	C	$0
Greenwich Capital Markets, Inc.	A	$58,000,000
	B	$0
	C	$0
J.P. Morgan Securities Inc.	A	$58,000,000
	B	$0
	C	$0
Morgan Stanley & Co. Incorporated	A	$58,000,000
	B	$0
	C	$0
Wachovia Capital Markets, LLC	A	$58,000,000
	B	$0
	C	$0
Utendahl Capital Partners, L.P.	A	$14,000,000
	B	$0
	C	$0
The Williams Capital Group, L.P.	A	$14,000,000
	B	$0
	C	$0

2	2007-2 Terms Agreement

3.	Underwriting Liability

Underwriting Liability	Class A	Class B	Class C
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$326,000,000	$10,000,000	$5,000,000
Banc of America Securities LLC	326,000,000	10,000,000	5,000,000
Deutsche Bank Securities Inc.	58,000,000	0	0
Greenwich Capital Markets, Inc.	58,000,000	0	0
J.P. Morgan Securities Inc.	58,000,000	0	0
Morgan Stanley & Co. Incorporated	58,000,000	0	0
Wachovia Capital Markets, LLC	58,000,000	0	0
Utendahl Capital Partners, L.P.	14,000,000	0	0
The Williams Capital Group, L.P.	14,000,000	0	0
Total Amount	$970,000,000	$20,000,000	$10,000,000
4.	Purchase Price, Discounts and Concessions

	Class A	Class B	Class C
Gross Purchase Price	100%	100%	100%
Underwriting Discount	0.125%	0.275%	0.325%
Net Purchase Price	99.875%	99.725%	99.675%
Maximum Dealer Selling Concessions	0.0750%	0.1650%	0.1950%
Maximum Dealer Reallowance Discounts	0.0375%	0.0825%	0.0975%

5.	Date of Sale

July 24, 2007 (the date the first Contract of Sale was entered into as designated by the Representatives).

3	2007-2 Terms Agreement

The Underwriters agree, severally and not jointly, to purchase the Offered Notes subject to the terms and provisions of this Terms Agreement and the Underwriting Agreement.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, for itself and as a Representative

	By:	/s/ Gregory Petrie
		Name:	Gregory Petrie
Director		Title:	Director

BANC OF AMERICA SECURITIES LLC, for itself and as a Representative

By:	/s/ James G. Mackey
	Name:	James G. Mackey
	Title:	Managing Director

S-1	2007-2 Terms Agreement

Accepted and Agreed:

CDF FUNDING, INC.

By:	/s/ John E. Peak
	Name:	John E. Peak
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Margaret Fritz
Name:	Margaret Fritz
Title:	Authorized Signatory

S-2	2007-2 Terms Agreement